Exhibit 99.1

Nivalis Therapeutics Announces First Patient Dosed in Second Phase 2 Study

of N91115 for Treatment of Cystic Fibrosis

- Study to Evaluate N91115 in Patients Heterozygous for F508del-CFTR and a Gating Mutation

- Data Expected in the First Half of 2017

BOULDER, Colo., May 16, 2016 – Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical stage pharmaceutical company focused on treating people with cystic fibrosis (“CF”), today announced the first patient was dosed in a second Phase 2 clinical study of its lead investigational drug, N91115, a stabilizer of the cystic fibrosis transmembrane conductance regulator (CFTR) protein. This proof-of-concept study will evaluate the effect of N91115 as add-on therapy to Kalydeco™ (ivacaftor) in adult patients who have one copy of the F508del mutation and a second mutation that results in a gating defect in the CFTR protein.

“The initiation of our second Phase 2 study sets us on the path to demonstrate that a multi-mechanism approach that includes N91115 as a novel stabilizer of the CFTR protein may help CF patients already being treated with Kalydeco achieve better clinical outcomes,” said Jon Congleton, president and chief executive officer of Nivalis. “We hope to observe a positive impact of N91115 on lung function in this trial, and add to the important research targeted at increasing treatment options that address F508del, the most common mutation of the CFTR gene. We look forward to the results of this study in the first half of 2017.”

N91115 works through a novel mechanism of action called S-nitrosoglutathione reductase (GSNOR) inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels, thereby modifying the chaperones responsible for CFTR protein degradation. In preclinical testing, this stabilizing effect was shown to increase and prolong the function of the CFTR protein and may lead to an increase in net chloride secretion. This effect is both complementary and agnostic to other CFTR modulators, like Orkambi™.

Study Design

The12-week, double-blind, randomized, placebo-controlled, parallel group study is designed to investigate the efficacy and safety of 400mg of N91115 administered twice daily in adult patients with CF who are heterozygous for F508del-CFTR and a gating mutation that is approved for treatment with Kalydeco. This multicenter study will randomize approximately 20 CF patients to either N91115 with Kalydeco or placebo with Kalydeco.

The primary efficacy endpoint is the within group absolute change from baseline in percent predicted FEV1 in the N91115 treatment group. The expected completion date is the first half of 2017. For more information on this study, please visit ClinicalTrials.gov and reference Identifier: NCT02724527.N91115.

About Nivalis Therapeutics, Inc.

Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical-stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with CF. In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary S-nitrosoglutathione reductase (GSNOR) inhibitor portfolio to develop therapeutics for other diseases.

About N91115

N91115 works through a novel mechanism of action called GSNOR inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect has been shown to increase and prolong the function of the CFTR chloride channel and increase net chloride secretion in preclinical experiments. Nivalis discovered and owns exclusive rights to N91115 in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031. N91115 was granted Orphan Drug and Fast Track designations by the FDA earlier this year.  Nivalis Therapeutics has completed clinical studies with N91115, including a Phase 1a dose-escalation safety study in healthy volunteers, and a Phase 1b safety study in people with CF who have two copies of the F508del-CFTR mutation. In preclinical studies, N91115 has been shown to increase the function of F508del-CFTR, the mutant protein that is estimated to be present in approximately 86 percent of people with CF in the United States and Europe.

About Cystic Fibrosis

CF is a life-shortening genetic disease that affects an estimated 70,000 people worldwide, predominantly in the United States and Europe, according to the Cystic Fibrosis Foundation (www.cff.org). CF is characterized by a defect in the chloride channel known as the “cystic fibrosis transmembrane conductance regulator,” or CFTR, and is caused by mutations in the CFTR gene.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Nivalis’ development plans and potential opportunities, statements regarding the timing of completion of the second Phase 2 trial, and expectations that early stage clinical trials are indicative of later stage clinical trial results or will result in an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including that preclinical responses may not be predictive of clinical results, the risk that site initiation and patient enrollment for our clinical trials may take longer than expected, delays in the timing of regulatory filings and approvals, delays in the commercialization or availability of lumacaftor/ivacaftor, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2016 and in other reports filed by Nivalis with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Contacts:

Investor Relations

John Graziano

1-646-378-2942

jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com